                                                                       EXHIBIT 3



                           CERTIFICATE OF DESIGNATIONS

                                       OF

      7% (8% PAID IN KIND) SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                ($0.10 Par Value)

                                       OF

                              COSTILLA ENERGY, INC.

                               -------------------

         Pursuant to Section 151 of the Delaware General Corporation Law

                               -------------------


         COSTILLA ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES in this document (the "Certificate of Designation") that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), which authorizes the issuance of up to 3,000,000 shares of preferred stock, $0.10 par value, and pursuant to authority conferred upon the Board of Directors by
Section 151(a) of the Delaware General Corporation Law, at a meeting of the Board of Directors duly held on May 29, 1998.

         1. The Board of Directors on May 29, 1998 adopted the following resolutions authorizing the issuance of a series of preferred stock, and fixing the voting powers, designations, preferences, rights and qualifications, limitations and restrictions thereof:

                  RESOLVED, that the Board of Directors hereby deems it advisable and in the best interest of the Corporation to issue and sell a series of 50,000 shares of preferred stock, $0.10 par value per share of the Corporation (the "Preferred Stock"), convertible into shares of common stock, $0.10 par value per share of the Corporation (the "Common Stock"), at a price of $1,000.00 per share and having the other voting powers, designations, preferences, rights and qualifications, limitations and restrictions set forth below in these resolutions, and such shares when so issued for the consideration described in this resolution shall be validly issued, fully paid and nonassessable shares of Preferred Stock.

                  RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation pursuant to the provisions of the Certificate of Incorporation



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         and Section 151(a) of the Delaware General Corporation Law, a series of preferred stock, $0.10 par value per share, which shall consist of 50,000 of the 3,000,000 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized and created and is approved for issuance, and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are hereby fixed as set forth in these resolutions as follows:

         1. NUMBER OF SHARES AND DESIGNATION. 50,000 shares of the Preferred Stock, $0.10 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "7% (8% Paid in Kind) Series A Cumulative Convertible Preferred Stock". For so long as any of the Preferred Stock is outstanding, the Corporation shall not authorize, create or issue any class or series of capital stock or Convertible Securities, whether by resolution of the Board of Directors pursuant to authority granted by the Certificate of Incorporation, amendment to or restatement of the Certificate of Incorporation, by contract or otherwise, that ranks prior to, or on a parity with, the Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up without the prior consent of the Preferred Stock as provided in Section 9(g)(ii) hereof.

         2. DEFINITIONS. (a) For purposes of the Preferred Stock and this Certificate of Designation, the following terms shall have the meanings indicated; particular terms having a specific meaning for only a portion of this Certificate of Designation are defined in italics where they are so employed:

         "Affiliate" and the terms contained in the definition thereof which are themselves defined terms shall have the respective meanings given to such terms in Rule 405 under the Securities Act.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Preferred Stock.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of Houston, Texas are authorized or obligated by law or executive order to close.

         "Cash Blockage Period" shall have the meaning set forth in Section 3(b) hereof.

         "Certificate of Designation" has the meaning set forth in the first paragraph hereof.

         "Certificate of Incorporation" has the meaning set forth in the first paragraph of this Certificate of Designation.

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         "Closing Price" with respect to a particular security on any day shall mean on such day the last reported sales price, regular way, for such security or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, for such security in either case as reported on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ National Market System") or, if such security is not quoted on the NASDAQ National Market System, the average of the closing bid and asked prices for such security in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such date shall not have been reported by NASDAQ, the average of the bid and asked prices for such security for such day as furnished by any National Association of Securities Dealers, Inc. ("NASD") member firm regularly making a market in such security selected for such purpose by the board of directors or similar governing body of the issuer of such security or, if no such quotations are available, the fair market value of such security furnished by any NASD member firm selected from time to time by the board of directors or similar governing body of the issuer of such security for that purpose.

         "Common Stock" shall mean the Common Stock of the Corporation, $0.10 par value per share.

         "Conversion Price" shall mean the conversion price per share of Common Stock into which the Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial Conversion Price will be $12.39 (initially equivalent to the rate of approximately 80.71 shares of Common Stock for each share of Preferred Stock).

         "Convertible Securities" means securities convertible into or exchangeable for (i) Common Stock, or (ii) securities, or options, warrants, rights to acquire securities, convertible into or exchangeable for Common Stock.

         "Corporate Change" shall have the meaning set forth in Section 9(g) hereof.

         "Credit Facility" means a credit facility that is currently in effect or may be entered into among the Corporation and the lenders parties thereto, including any related note guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, renewing, refunding, replacing, refinancing, increasing or otherwise restructuring all or any portion of the indebtedness under such agreements.

         "Current Market Price" per share of Common Stock on any date shall mean the average of the daily Closing Prices (weighted by volume) for the 20 consecutive Trading Dates commencing 22 Trading Dates before the date of determination.

         "Defaulted Preferred Stock" shall have the meaning set forth in Section 9(c) hereof.

         "Default Event" shall have the meaning set forth in Section 9(c) hereof.

         "dividend payment date" shall have the meaning set forth in Section 3(a) hereof.

         "dividend payment record date" shall have the meaning set forth in
Section 3(a) hereof.

         "Dividend Periods" shall mean quarterly dividend periods commencing on the sixteenth day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Issue Date and end on and include September 15, 1998).

         "Dividend Stock" shall have the meaning set forth in Section 3(b) hereof.

         "Eligible Holders" shall have the meaning set forth in Section 9(b) hereof.

         "Excluded Stock" shall mean shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock (including Dividend Stock paid as a dividend on the Preferred Stock as provided in Section 3(b) hereof), or upon any sub-division or split-up of the outstanding shares of Common Stock or Preferred Stock, or upon conversion of the Preferred Stock.

         "Issue Date" shall mean the first date on which shares of Preferred Stock are issued.

         "Liquidation Preference" shall have the meaning set forth in Section 4(a) hereof.

         "Majority" shall mean more than 50.00%.

         "NASD" shall have the meaning set forth in the definition of Closing Price herein.

         "NASDAQ National Market System" shall have the meaning set forth in the definition of Closing Price herein.

         "Notes" shall mean the Corporation's $180,000,000 aggregate principal amount of 10 1/4% Senior Notes Due 2006, including the terms of the related Indenture dated as of October 1, 1996 as amended by the First Supplemental Indenture dated as of January 16, 1998 between the Company and State Street Bank and Trust Company, as Trustee as such Notes and Indenture are constituted on the date on which this Certificate of Designation is first filed with the Secretary of State of the State of Delaware.

         "Own Corporation Securities" means the direct or indirect beneficial ownership of any shares of Preferred Stock or Common Stock underlying the Preferred Stock in the following amounts: (i)

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in the case of Preferred Stock, any shares of Preferred Stock, or (ii) in the case of Common Stock, an amount which constitutes 5% or more of the then outstanding shares of Common Stock.

         "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Stock" shall mean the 7% (8% Paid in Kind) Series A Cumulative Convertible Preferred Stock, $0.10 par value per share, of the Corporation.

         "Purchasers" shall mean Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership.

         "Redemption Price" shall have the meaning set forth in Section 5(a) hereof.

         "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of June 3, 1998 between the Corporation, Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership, as amended from time to time.

         "Securities" shall have the meaning set forth in Section 7 (d)(iii) hereof.

         "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of June 3, 1998 between the Corporation, Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership.

         "Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, limited liability company, joint venture, trust, or other business entity in which such entity has a material interest.

         "Trading Date" with respect to any security means (i) if such security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for trading, (ii) if such security is quoted on the NASDAQ National Market System, or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, (iii) if not listed or admitted for trading on a national securities exchange as described in clause (i) or quoted as described in clause
(ii), a day on which quotations are reported by the National Quotation Bureau Incorporated, or (iv) otherwise, any Business Day.

         "Transaction" shall have the meaning set forth in Section 7(e) hereof.

         "Transfer Agent" means Boston EquiServe, L.P. or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent or conversion agent for the Preferred Stock.

         "Unissued Preferred Stock" shall mean any of the authorized preferred stock, $0.10 par value per share, of the Corporation other than the Preferred Stock.

         (b) Whenever the context requires, the gender of all words used in this Certificate of Designation includes the masculine, feminine, and neuter. Except as specified otherwise, all references to Sections refer to sections of this Certificate of Designation. The word "including" shall mean "including, without limitation" unless the context otherwise requires.

         3. DIVIDENDS. (a) The holders of shares of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of $70.00 per share of Preferred Stock, except to the extent, and only to the extent, that dividends may be paid in Dividend Stock as provided in Section 3(b) hereof. Dividends which are paid in Dividend Stock as provided in Section 3(b) hereof shall be paid cumulative dividends at an annual rate of $80 per share. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Dividend Periods there shall be funds of the Corporation legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when and as declared by the Board of Directors, on March 15, June 15, September 15 and December 15 in each year (each a "dividend payment date"), commencing on September 15, 1998. If any dividend payment date shall be on a day other than a Business Day, then the dividend payment date shall be on the next succeeding Business Day. Each such dividend shall be payable in arrears to the holders of record of shares of the Preferred Stock, as they appear on the stock records of the Corporation at the close of business on those dates (each such date, a "dividend payment record date"), not less than 10 days nor more than 60 days preceding the dividend payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Preferred Stock shall accrue (whether or not declared) on a daily basis from the Issue Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the dividend payment date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (b) During any period in which the Corporation does not have legally available funds for the payment of dividends in cash or is contractually precluded by the terms of the Notes from paying dividends in cash on the Preferred Stock (a "Cash Blockage Period"), the Corporation, at the election of its Board of Directors, may pay dividends on the Preferred Stock in additional duly and validly issued, fully paid and nonassessable shares of Common Stock (the "Dividend Stock"), and, thereafter during the continuance of any such Cash Blockage Period, dividends may be paid, at the sole election of the Corporation, in shares of Dividend Stock. The number of shares of Dividend Stock payable on the Preferred Stock for each quarterly dividend period during a Cash Blockage Period shall be computed by dividing the amount of the full dividend by the Current Market Price of the Common Stock as of the record date for determining holders of record of Preferred Stock to whom the dividend is payable. No fractional shares of Dividend Stock shall be issued by the Corporation. Instead of any fractional share of Dividend Stock that would otherwise be issuable to a holder by way of a dividend on the Preferred Stock, the Corporation shall either (i) pay a cash adjustment in respect of such fractional share in an amount equal to the product of (A) the Closing Price of the Common Stock (computed to the nearest whole cent) on the Trading Date immediately preceding the dividend payment date, and (B) the fraction of a share of Common Stock represented by such fractional interest or (ii) if cash adjustments may not be paid because the Corporation is contractually precluded by the terms of the Notes from paying dividends in cash on the Preferred Stock, aggregate all such fractional shares into a whole number of shares and sell such aggregated fractional shares on behalf of the holders entitled thereto in a public or private sale and distribute the net cash proceeds from the sale thereof to such holders pro rata. If the Corporation determines to aggregate and sell such fractional shares, it shall endeavor to use its best efforts to secure the best available sales price for such shares. The amount of Dividend Stock issuable to a holder by way of a dividend shall be computed on the basis of the aggregate number of shares of Preferred Stock registered in such holder's name on the record date fixed for the payment of such dividend.

         (c) The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the annual dividend amount (at the applicable dividend rate) by four (rounded down to the nearest cent). The amount of dividends payable for the initial Dividend Period on the Preferred Stock and any other period shorter or longer than a full Dividend Period on the Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance herewith). Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, Dividend Stock, property or securities, in excess of cumulative dividends, as herein provided, on the Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which are in arrears.

         (d) If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for (i) a dividend or other distribution paid in connection with the dissolution, termination or winding up of the Corporation, or (ii) a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Corporation shall pay to the holders of the Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Common Stock into which the outstanding shares of Preferred Stock are then convertible at the then applicable Conversion Price had all of the outstanding shares of such Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such Liquidating Dividend are to be determined.

         (e) So long as any shares of the Preferred Stock are outstanding and only during any period stock ranking on a parity with the Preferred Stock has been issued with the consent of the Preferred Stock as provided in Section 9(g)(ii), no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, for any period unless full cumulative dividends on all outstanding shares of Preferred Stock have been or contemporaneously are declared and paid (as to contemporaneous dividends, declared and paid in cash or in Dividend Stock if such parity stock permits payment of dividends thereon in Common Stock) or dividends in like consideration have been declared and a sum sufficient for the payment thereof set apart for such payment for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such full cumulative dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon such other stock shall be declared and paid pro rata so that in all cases the amounts of dividends per share declared and paid on the Preferred Stock and such other stock shall bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and on such other stock bear to each other. Except as set forth above in this paragraph, so long as any shares of the Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, for any period.

         (f) So long as any shares of the Preferred Stock are outstanding and only during any period stock ranking on a parity with the Preferred Stock has been issued with the consent of the Preferred Stock as provided in Section 9(g)(ii), no other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless (i) the full cumulative dividends, if any, accrued on all outstanding shares of the Preferred Stock shall have been paid or cash sufficient to pay such accrued dividends has been set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Preferred Stock. Except as set forth above in this paragraph, so long as any shares of the Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation.

         (g) So long as any shares of the Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of Common Stock or other stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case (i) the full cumulative dividends, if any, accrued on all outstanding shares of the Preferred Stock and (only if any stock ranking on a parity with the Preferred Stock has been authorized by the Preferred Stock in accordance with the provisions of Section 9(g)(ii)) any other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends shall have been paid or set apart in cash for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (ii) sufficient funds shall have been set apart in cash for the payment of the dividend for the current Dividend Period with respect to the Preferred Stock and (only if any stock ranking on a parity with the Preferred Stock has been authorized by the Preferred Stock in accordance with the provisions of Section 9(g)(ii)) for the current dividend period with respect to any other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends.

         (h) The Company shall take all actions required or permitted under Delaware law to permit the payment of dividends on the Preferred Stock in the manner and in the amounts specified herein.

         4.  LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Preferred Stock shall be entitled to receive $1,000.00 per share (the "Liquidation Preference") plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. No payment on account of any liquidation, dissolution or winding up of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless (i) the authorization and issuance of such shares of stock ranking on a parity with the Preferred Stock was approved as provided in Section 9(g)(ii), and (ii) there shall likewise be paid at the same time to the holders of the Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the Liquidation Preference plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution as aforesaid and liquidating payments on any other shares of stock authorized as provided in Section 9(g)(ii) and ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, neither a consolidation or merger of the Corporation with one or more corporations or other entities nor a sale, lease, exchange or transfer of all or any part of the Corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (b) Subject to the rights of the holders of shares of any series or class or classes of stock which has been authorized as provided in Section 9(g)(ii) and which ranks on a parity with or prior to the Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, as provided in this Section 4, any other series or class or classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Preferred Stock shall not be entitled to share therein.

         5.  OPTIONAL REDEMPTION.

         (a) Preferred Stock may not be redeemed by the Corporation prior to June 15, 2001. On or after such date the Corporation, at its option, may redeem the shares of Preferred Stock, in whole or in part, out of funds legally available therefor, from time to time, subject to the notice provisions and provisions for partial redemption described below, at any time in each of the twelve-month periods beginning on June 15 in each of the following years if the average (weighted by volume) Closing Price of the Common Stock, for at least twenty of the thirty Trading Days on which trading in the Common Stock occurred preceding the date on which notice of redemption is given by the Corporation as provided herein equals or exceeds 150% of the then applicable Conversion Price of the Preferred Stock, at the following redemption prices per share (expressed as a percentage of the Liquidation Preference) plus an amount equal to accrued and unpaid dividends, if any, to (and including) the date fixed for redemption, whether or not earned or declared (the "Redemption Price").



YEAR                     PRICE PER SHARE
----                     ---------------
2001                          107%
2002                          103.5%
2003                          101.75%
2004 and                      100%
thereafter

         (b) In the event the Corporation shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 60 nor more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) the then current Conversion Price; and (vi) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, all rights of the holders of such shares as stockholders of the Company shall cease, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

         (c) Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price aforesaid. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Preferred Stock not previously called for redemption pro rata (as near as may be). If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (d) In the event that the Corporation has failed to pay accrued and unpaid dividends on the Preferred Stock, it may not redeem less than all of the then outstanding shares of the Preferred Stock until all such accrued and unpaid dividends and the then current quarterly dividends have been paid in full in cash.

         (e) Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 5(a) and any holder of shares of Preferred Stock shall, prior to the close of business on the redemption date, give written notice to the Corporation pursuant to Section 7(b) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then (i) the Corporation shall not have the right to redeem such shares, (ii) the conversion of such shares to be redeemed shall become effective as provided in Section 7 and (iii) any funds which shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the

Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Preferred Stock on the dividend payment record date for such dividends being so payable, to the extent set forth in Section 7 hereof, regardless of whether such shares are converted subsequent to such dividend payment record date and prior to the related dividend payment date).

         6. SHARES TO BE RETIRED. All shares of Preferred Stock purchased, redeemed, exchanged or converted by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be reissued.

         7. CONVERSION. Holders of shares of Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

         (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Preferred Stock shall have the right, at such holder's option, at any time to convert all or any of such shares into the number of duly and validly issued and fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Liquidation Preference of the shares to be converted by the then applicable Conversion Price and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to Section 5 hereof shall terminate at the close of business on the date fixed for such redemption. No share of Preferred Stock may be converted in part into Common Stock; further provided, however, that a Holder may provisionally convert any shares of Preferred Stock that are the subject of a pending registration under Section 2(a) or 2(b) of the Registration Rights Agreement, such conversion to be effective as of the effective date of the related registration statement by so stating in the notice given in accordance with paragraph (b) of this Section 7, and such conversion shall be effective only if (i) the related registration statement is declared effective by the Securities and Exchange Commission, (ii) no stop order or similar proceeding is instituted by any regulatory authority having jurisdiction with respect to such registration statement, and (iii) the Common Stock issuable upon such conversion and registered under the registration statement is sold within 90 days after the registration statement is declared effective, and , if effective, shall be deemed to have been effective as of the close of business on the effective date of the related registration statement; otherwise such shares of Preferred Stock shall be deemed for all purposes hereunder (including accrual and payment of dividends) to be and have been outstanding as shares of Preferred Stock during any period in which such provisional conversion was pending.

         (b) (i) In order to exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Preferred Stock and stating whether or not the conversion is a provisional conversion in connection with a registration under the Registration Rights Agreement as provided in the final proviso of
Section 7(a). Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or are not required to be paid).

                  (ii) Holders of shares of Preferred Stock who surrender their shares of Preferred Stock for conversion shall be entitled to payment in cash by the Corporation of all accrued and unpaid dividends to the date the Preferred Stock is surrendered for conversion (or deemed to have been converted, in the case of shares provisionally converted as provided in the final proviso to
Section 7(a)), prorated for any portion of the then current Dividend Period during which the Preferred Stock is surrendered for conversion, whether or not any dividend in respect of such then current dividend period has been declared or set aside by the Board of Directors of the Corporation. Such payment, together with any payment for fractional shares as provided in paragraph (c) of this Section 7, shall be paid by the Corporation as promptly as practicable following surrender of certificates for shares of Preferred Stock for conversion as provided herein (or following the sale of the underlying Common Stock, in the case of shares which are provisionally converted and are subsequently sold as provided in the final proviso to Section 7(a)), and, when applicable, shall accompany the certificates for Common Stock into which such shares of Preferred Stock have been converted which are delivered in accordance with the following paragraph.

                  (iii) As promptly as practicable after the surrender of certificates for shares of Preferred Stock as aforesaid (unless such shares are issued in connection with a provisional conversion in connection with a registration under the Registration Rights Agreement), the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7. If shares are surrendered for provisional conversion, the Corporation shall either (A) reissue certificates for the number of shares of Preferred Stock surrendered for provisional conversion if the conditions of clauses (i) - (iii) of the final proviso to Section 7(a) are not fulfilled, or (B) issue certificates for the number of shares of Common Stock into which the shares provisionally surrendered have been converted to the order of the purchaser thereof, if the conditions of clauses (i) - (iii) of the final proviso to Section 7(a) are fulfilled, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

                  (iv) Each conversion (other than provisional conversions) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

         (c) In connection with the conversion of any shares of Preferred Stock, no fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the Closing Price of Common Stock on the Trading Date immediately preceding the date of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

         (d) The Conversion Price shall be adjusted from time to time as follows:

             (i) In case the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Common Stock that is paid or made (1) in shares of its Common Stock or (2) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (B) subdivide or split its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted, or in the case of clause (A)(2) other provision shall be made, so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and rights to purchase stock or other securities which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. In the event of the redemption of any rights referred to in clause (A), such holder shall have the right to receive, in lieu of any such rights, any cash, property or securities paid in respect of such redemption. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution (except as provided in paragraph (h) below) and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or reclassification. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii), (iii) and (iv) below.

                  (ii) In case the Corporation shall issue after the Issue Date options, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock, or Convertible Securities, at an exercise, purchase, conversion or exchange price or rate per share of Common Stock less than the Current Market Price per share of Common Stock at the record date for the determination of stockholders entitled to receive such options, rights or warrants (or if no record date is taken, the issuance date thereof), then the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the date of issuance of such options, rights or warrants by
(B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such options, rights or warrants (without giving effect to any such issuance) and (2) the number of shares which the aggregate proceeds from the exercise of such options, rights or warrants (and the proceeds from the conversion or exchange of the Convertible Securities acquired upon the exercise of any such options, warrants or rights) for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such options, rights or warrants (without giving effect to any such issuance) and (2) the number of additional shares of Common Stock offered for subscription or purchase upon the exercise of such options, rights or warrants and upon the conversion or exchange of such Convertible Securities. Such adjustment shall be made successively whenever any such options, rights or warrants are issued, and shall become effective immediately after such record date. In determining whether any options, rights or warrants (or the related Convertible Securities) entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such options rights or warrants (and the conversion or exchange of such Convertible Securities).

                  (iii) In case the Corporation shall issue after the Issue Date any Common Stock (other than Excluded Stock) or Convertible Securities without consideration or for a consideration per share of Common Stock less than the Current Market Price per share of Common Stock on the date of such issuance, then the Conversion Price in effect immediately prior thereto shall be reduced to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the date of issuance of such Common Stock or Convertible Securities by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such additional Common Stock or Convertible Securities (without giving effect to any such issuance) and (2) the number of shares which the aggregate proceeds from the issuance of such additional Common Stock and the conversion or exchange of such Convertible Securities would purchase at such Current Market Price, and the denominator of which shall be the sum of (3) the number of shares of Common Stock outstanding on the date of issuance of such additional Common Stock or Convertible Securities (without giving effect to any such issuance) and (4) the number of additional shares of Common Stock issued plus the number of shares of Common

Stock issuable upon conversion or exchange of Convertible Securities for no consideration or for a consideration less than the Current Market Price per share of Common Stock on the date of such issuance. Such adjustment shall be made successively whenever any such Common Stock or Convertible Securities (other than Excluded Stock) are issued without consideration or for a consideration per share of Common Stock less than the Current Market Price per share of Common Stock on the date of such issuance, and shall become effective immediately after such issuance date. In determining whether any shares of Common Stock are being issued at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance of Common Stock or Convertible Securities and upon conversion or exchange of Convertible Securities.

                  (iv) In case the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock after the Issue Date of any shares of capital stock of the Corporation or its subsidiaries (other than Common Stock), or Convertible Securities, or evidences of its indebtedness or assets, including securities (any of the foregoing being hereinafter in this subparagraph (iv) called the "Securities") and cash to the extent in excess of regular periodic cash dividends in an amount equal to that paid by the Corporation on the Common Stock on the Issue Date (if any), but excluding options, rights, warrants, dividends and distributions referred to in subparagraphs (i) and (ii) above, regular periodic cash dividends in an amount not greater than that paid by the Corporation on the Common Stock on the Issue Date payable out of the Corporation's surplus that may from time to time be declared by the Board of Directors and dividends and distributions in connection with the liquidation, dissolution or winding up of the Corporation, then in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value as determined by the Board of Directors (whose determination shall, if made in good faith, be conclusive) as of such record date of the portion of the Securities applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock on such record date; provided, however, that in the event the then fair market value (as so determined) of the portion of Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Preferred Stock shall have the right to receive the amount and kind of Securities such holder would have received had such holder converted each such share of Preferred Stock immediately prior to the record date for the distribution of the Securities. Except as provided in paragraph (h) below, such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (v) Upon the expiration or termination of the options, rights or warrants described in Section 7(d)(ii) above, if any such options, rights or warrants shall not have been exercised, then the Conversion Price shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (A) the only options, rights or warrants so issued or sold were those so exercised and they were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or warrants whether or not exercised, plus the consideration, if any, actually received by the Corporation upon the conversion or exercise of any Convertible Securities issuable upon the exercise of such options, rights or warrants and (B) the Corporation issued and sold a number of shares of Common Stock equal to those actually issued upon exercise of such options, rights or warrants or such conversion or exchange, and such shares were issued and sold for a consideration equal to the sum of the aggregate exercise price in effect under the options, rights or warrants actually exercised at the respective dates of their exercise plus the aggregate conversion or exchange price under Convertible Securities actually converted or exchanged at the respective dates of conversion or exchange. For purposes of subparagraphs (ii) and (iii), the aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of options, rights or warrants or Convertible Securities shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such options, rights or warrants or upon the conversion or exchange of such Convertible Securities into shares of Common Stock. In the case of the issuance of Common Stock (otherwise than upon the conversion of Preferred Stock or other Convertible Securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided, that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                  (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and further provided, however, that any adjustment shall be required and shall be made in accordance with the provisions of this Section 7 (other than this subparagraph (vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100th of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or distribution of other assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, hereafter made by the Corporation to its stockholders shall not be taxable to such stockholders.

         (e) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then the Preferred Stock remaining outstanding will thereafter no longer be subject to conversion into Common Stock pursuant to Section 7, but instead shall be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 7(e) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Stock which will contain provisions enabling the holders of the Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in this Section 7. The provisions of this Section 7(e) shall similarly apply to successive Transactions.

         (f)      If:

                  (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock that would cause an adjustment to the Conversion Price of the Preferred Stock pursuant to the terms of any of the paragraphs above;

                  (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase Convertible Securities or any shares of any other class or any other rights or warrants;

                  (iii) there shall be any reclassification or change of the Common Stock (other than an event to which Section 7(d)(i) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or a self tender offer by the Corporation for all or substantially all of its outstanding shares of Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

         (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officers' certificate signed by the President or a Vice President and the Chief Financial Officer or the Secretary of the Corporation setting forth the Conversion Price after such adjustment, the method of calculation thereof and setting forth a brief statement of the facts requiring such adjustment and upon which such adjustment is based. If the calculation of the adjustment requires a determination by the Board of Directors pursuant to Section 7(d)(iv) or any similar provision, such certificate shall include a copy of the resolution of the Board of Directors relating to such determination. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the facts requiring such adjustment and upon which such adjustment is based and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

         (h) In any case in which Section 7(d) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for conversion pursuant to Section 7 occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event (i) issuing to the holder of any share of Preferred Stock surrendered for conversion the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in payment of accrued but unpaid dividends pursuant to paragraph (b)(ii), or in lieu of any fraction pursuant to paragraph (c), of this Section 7.

         (i) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any corporation controlled by the Corporation.

         (j) If any single action would require adjustment pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of the Preferred Stock.

         (k) In case the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Preferred Stock, the Conversion Price for the Preferred Stock shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances. Subject to the foregoing, there shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.

         (l) The Corporation shall at all times reserve and keep available, free from contractual or statutory preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock not theretofore converted. For purposes of this paragraph (l), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

         Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

         The Corporation will make the shares of Common Stock required to be delivered upon conversion of the Preferred Stock eligible for trading upon the NASDAQ National Market System or upon any national securities exchange upon which the Common Stock shall then be traded, prior to such delivery.

         Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation will comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

         (m) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Preferred Stock (or any other securities issued on account of the Preferred Stock pursuant hereto) or shares of Common Stock on conversion of or as payment of a dividend or distribution on the Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Preferred Stock (or any other securities issued on account of the Preferred Stock pursuant hereto) and the Corporation shall not be required to make any issue or delivery unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not required to be paid.

         (n) The Corporation shall not take any action which results in an adjustment of the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock if the total number of shares of Common Stock issuable after such action upon conversion of the Preferred Stock then outstanding, together with the total number of shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized under the Certificate of Incorporation. Subject to the foregoing, the Corporation shall take all such actions as it may deem reasonable under the circumstances to provide for the issuance of such number of shares of Common Stock as would be necessary to allow for the conversion from time to time, and taking into account adjustments as herein provided, of outstanding shares of the Preferred Stock in accordance with the terms and provisions of the Certificate of Incorporation.

         8. RANKING.     Any class or classes of stock of the Corporation shall
be deemed to rank as follows:

         (a) So long as any shares of the Preferred Stock are outstanding and only during any period stock ranking prior to the Preferred Stock has been issued with the consent of the Preferred Stock as provided in Section 9(g)(ii), PRIOR TO the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock;

         (b) So long as any shares of the Preferred Stock are outstanding and only during any period stock ranking on a parity with the Preferred Stock has been issued with the consent of the Preferred Stock as provided in Section 9(g)(ii), ON A PARITY WITH the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, if the holders of such class of stock and the Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority of one over the other; and

         (c) JUNIOR TO the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be the Common Stock or if the holders of Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

         9.  VOTING.

         (a) Except as herein provided or as otherwise from time to time required by law, holders of Preferred Stock shall have no voting rights.

         (b) For so long as the Purchasers or any of their respective Affiliates, designees or direct or indirect transferees of Preferred Stock (collectively, "Eligible Holders") collectively Own Corporation Securities, the Eligible Holders, acting by the vote of a Majority of the Preferred Stock (if any Preferred Stock is then outstanding), or by a Majority of the Common Stock held by Eligible Holders (if no Preferred Stock is then outstanding) issued upon conversion of the Preferred Stock, shall have the right (i) collectively, to nominate one person for election to the Board of Directors of the Corporation, or (ii) individually, (A) to receive prior notice of any proposed action by the Corporation's Board of Directors, and to receive reasonable notice of and to have one representative attend any meeting of the Corporation's Board of Directors, (B) to receive, promptly after they are produced, all management reports and management accounts relating to the Corporation and (C) upon reasonable notice, to have access to the books and records of the Corporation. The Corporation will take all steps necessary to increase the then authorized number of members of the Board of Directors by one and to have the person initially designated by the Eligible Holders appointed to the Corporation's Board of Directors on the Issue Date. At each subsequent election of directors at which the term of the nominee of the Eligible Holders as a director of the Corporation expires, the Corporation will nominate the designee of the Eligible Holders for election to the Corporation's Board of Directors for the succeeding term for which directors are elected, will recommend his or her election to the Corporation's stockholders and otherwise will use its best efforts to cause the Corporation's stockholders to elect the designee of the Eligible Holders to the Corporation's Board of Directors. The rights set forth in this Section 9(b) shall survive any conversion of the Preferred Stock for so long as Eligible Holders collectively Own Corporation Securities as set forth herein.

         (c) (i) In addition to the rights of Eligible Holders set forth in
Section 9(b), whenever, at any time or times, (A) dividends payable on the shares of Preferred Stock at the time outstanding have not been declared and paid in an aggregate amount equal to at least four consecutive quarterly dividends on such shares or dividends on the Preferred Stock are paid in Dividend Stock as provided in Section 3(c) hereof for four quarters in the aggregate, (B) there occurs an event of default under the Notes or any then outstanding Credit Facility which enables the holders of the Notes or of the indebtedness outstanding under such Credit Facility, as the case may be, to accelerate any of the indebtedness represented thereby, (C) the Corporation breaches or otherwise fails to observe or perform any other representation, warranty, covenant or agreement set forth in this

Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement, (D) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Corporation or any Subsidiary of the Corporation in an involuntary case or proceeding under United States bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (2) a decree or order adjudging the Corporation or any Subsidiary of the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Corporation or any Subsidiary of the Corporation under United States bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary of the Corporation or of any substantial part of the property of the Corporation or any Subsidiary of the Corporation, or ordering the winding-up or liquidation of the affairs of the Corporation or any Subsidiary of the Corporation, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days; or (E) (1) the commencement by the Corporation or any Subsidiary of the Corporation of a voluntary case or proceeding under United States Bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (2) the consent by the Corporation or any Subsidiary of the Corporation to the entry of a decree or order for relief in respect of the Corporation or any subsidiary of the Corporation in an involuntary case or proceeding under United States bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Corporation or any Subsidiary of the Corporation; or (3) the filing by the Corporation or any Subsidiary of the Corporation of a petition or answer or consent seeking reorganization or relief under United States bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (4) the consent by the Corporation or any Subsidiary of the Corporation to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Corporation or any Subsidiary of the Corporation or of any substantial part of the property of the Corporation or any Subsidiary of the Corporation, or the making by the Corporation or any Subsidiary of the Corporation of an assignment for the benefit of creditors; or (5) the admission by the Corporation or any Subsidiary of the Corporation in writing of its inability to pay its debts generally as they become due; or (6) the taking of corporate action by the Corporation or any Subsidiary of the Corporation in furtherance of any such action (each of the foregoing events in Section 9(c)(i) (A)through (E) being referred to herein as a "Default Event"), the holders of Preferred Stock shall have the right, voting separately as a class (the Preferred Stock for purposes hereof, the "Defaulted Preferred Stock"), to elect that number of directors which most closely approximates, as a portion of the entire Board of Directors, but which is no greater than, the ratio that the number of shares of Common Stock issuable at the then applicable Conversion Price upon the conversion of the Preferred Stock would bear to the total number of shares of Common Stock then outstanding (assuming all of the Preferred Stock were then converted), but in no event less than two directors of the Corporation (including in any computation hereunder any director nominated by the Eligible Holders and elected to the Board of Directors as provided in Section 9(b)) at the Corporation's next annual meeting of the stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, thereupon the holders of the shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth herein. At elections for such directors, each holder of Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right of the holders of Defaulted Preferred Stock, the then authorized number of members of the Board of Directors shall automatically be increased by the number of directors which the Defaulted Preferred Stock are entitled to elect as provided herein, and the vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class, to elect members of the Board of Directors as aforesaid shall continue (x) if the right to elect such directors arose because of an event described in clause (A) (to the extent such right arose because of the payment of dividends in Dividend Stock) or (D) or (E) of this Section 9(b)(i), until all of the shares of the Preferred Stock have been converted, redeemed or otherwise retired, (y) if the right to elect such directors arose because of an event described in clause (B) or (C) of this
Section 9(b)(i), until the event of default, breach or failure has been cured, or (z) otherwise, until such time as all dividends accumulated on Defaulted Preferred Stock shall have been paid, or declared and funds set aside for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. As long as any shares of Preferred Stock shall remain outstanding, the number of directors of the Corporation (excluding any directors elected by vote of the holders of shares of Defaulted Preferred Stock) elected at any meeting of stockholders of the Corporation at which directors are to be elected shall not be such as would cause the number of directors in office after such meeting (excluding any directors elected by vote of the holders of shares of Defaulted Preferred Stock) to exceed a number less than the maximum number of directors permitted by the Certificate of Incorporation which is the number which most closely approximates, as a portion of the entire Board of Directors so elected, but which is no greater than, the ratio that the number of shares of Common Stock issuable at the then applicable Conversion Price upon the conversion of the Preferred Stock would bear to the total number of shares of Common Stock then outstanding (assuming all of the Preferred Stock were then converted), but in no event less than two.

             (ii) Upon the occurrence of a Default Event with respect to the Corporation, within 10 days after such occurrence, the Corporation shall mail to each registered holder of Preferred Stock a notice of such occurrence setting forth in reasonable detail a description of the event constituting the Default Event.

         (d) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meetings, or by the written consent of such holders pursuant to Section 228 of the Delaware General Corporation Law.

         (e) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of 10% of the holders of record of shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice to holders of Defaulted Preferred Stock given as required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice to holders of Defaulted Preferred Stock given as required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section 9(e). Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this Section 9(e), however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

         (f) The directors elected as provided herein shall serve for the term set forth in the bylaws or until their respective successors shall be elected and shall qualify; any director elected by the holders of Defaulted Preferred Stock may be removed without cause by, and shall not be removed without cause otherwise than by, the vote of the holders of a majority of the outstanding shares of the Defaulted Preferred Stock who are entitled to participate in such election of directors, voting separately as a class, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and By-laws of the Corporation. If the office of any director elected by the holders of Defaulted Preferred Stock, voting separately as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of Defaulted Preferred Stock, voting separately as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Defaulted Preferred Stock, voting separately as a class, shall terminate immediately. Whenever the terms of office of the directors elected by the holders of Defaulted Preferred Stock, voting separately as a class, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of directors shall be reduced by the number of directors whose term of office shall have terminated as provided hereinabove.

         (g) So long as any shares of the Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a Majority of the shares of Preferred Stock outstanding at the time given either by written consent or in person or by proxy at any special or annual meeting, and voting separately as a separate class, shall be necessary to permit, effect or validate:

             (i) any transaction involving the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or any transaction involving any purchase, sale, acquisition, disposition, share exchange, merger or consolidation or other business combination (collectively, a "Corporate Change") if, after and giving effect to such Corporate Change, (A) the holders of the Corporation's Common Stock immediately prior to the transaction do not own a Majority or more of the voting power of the common stock or other equity securities having ordinary voting rights in the election of directors of the corporation or other Person resulting from or surviving the transaction, or (B) individuals who before such Corporate Change was first publicly announced constituted the Board of Directors of the Corporation cease for any reason to constitute a majority of the Board of Directors of the Person resulting from or surviving such Corporate Change;

             (ii) any amendment, alteration or repeal, whether by merger, consolidation, resolution of the Board of Directors, certificate of designation, or otherwise, of the Certificate of Incorporation that will (A) increase or decrease the aggregate number of authorized shares of Preferred Stock or of the Unissued Preferred Stock, (B) increase or decrease the par value of the Preferred Stock, (C) effect an exchange, reclassification or cancellation of all or part of the shares of the Preferred Stock, (D) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of Preferred Stock, (E) change the designations, preferences, limitations or relative rights of the shares the Preferred Stock, (F) change the shares of the Preferred Stock into the same or a different number of shares of the same class or series or another class or series, (G) create a new class or series of shares having rights and preferences on a parity with, prior or superior to the shares of the Preferred Stock, or increase the rights and preferences of any class or series having rights and preferences on a parity with, prior or superior to the shares of the Preferred Stock, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of the Preferred Stock in such a manner as to become on a parity with, prior or superior to the shares of the Preferred Stock, (H) limit or deny the existing preemptive rights of the shares of the Preferred Stock, or
(I) cancel or otherwise affect dividends on the shares of the Preferred Stock that had accrued but had not been declared. If the holders of the outstanding shares of Preferred Stock are entitled to vote as a class on a proposed amendment and the amendment would affect all series of such class (other than any series of which no shares are outstanding or any series that is not affected by the amendment) equally, then the holders of the separate series shall not be entitled to separate class votes, but shall instead vote together as one class; or

                  (iii) the issuance of any class or series of capital stock senior to, or on a parity with, the Preferred Stock.

         (h) The Corporation covenants and agrees promptly after the Issue Date to take any steps which may be necessary to amend the Certificate of Incorporation and/or bylaws of the Corporation to provide for any increase in the number of authorized directors of the Corporation necessary for the Corporation to comply with its obligations under this Section 9.

         10. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11. NOTICE. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 7(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: if to the Corporation, to its offices at 400 West Illinois, Suite 1000, Midland, Texas 79701 (Attention:
Secretary) or other agent of the Corporation designated as permitted hereby; or, if to any holder of the Preferred Stock, to such holder at the address of such holder of the Preferred Stock as listed in the stock record books of the Corporation (which shall include the records of the Transfer Agent), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

         12. REGISTRATION OF TRANSFER. Upon the surrender of any certificate representing Preferred Stock to the Transfer Agent, the Corporation shall cause the Transfer Agent, at the request of the record holder of such certificate, to execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor, of Preferred Stock representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

         13. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         IN WITNESS WHEREOF, this Certificate has been signed on behalf of the Corporation by its President and attested to by its Assistant Secretary, all as of the 3rd day of June, 1998.

                                       COSTILLA ENERGY, INC.


                                       By: /s/ MICHAEL J. GRELLA
                                          -------------------------------------
                                          Michael J. Grella, President
                                             and Chief Executive Officer
Attest:


By: /s/ BOBBY W. PAGE
   --------------------
        Bobby W. Page    , Secretary
     --------------------

STATE OF TEXAS                              )
                                            )
COUNTY OF MIDLAND                           )

         This instrument was acknowledged before me on May 29, 1998, by Michael
J. Grella, as President and Chief Executive Officer of Costilla Energy, Inc.


/s/ RETHA HUNNICUTT
------------------------------------------
                            Notary Public

                            (My Commission Expires 5/24/00)